As filed with the Securities and Exchange Commission
                        on December 27, 1996
                                      Registration No. __________

                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                              Form S-8
                       REGISTRATION STATEMENT
                               Under
                     THE SECURITIES ACT OF 1933

                   FLORIDA ROCK INDUSTRIES, INC.
       (Exact name of registrant as specified in its charter)

             Florida                            59-0573002
   (State or other jurisdiction of         (I.R.S. Employer
   incorporation or organization)          Identification No.)

         155 East 21st Street, Jacksonville, Florida 32206
        (Address of principal executive offices)  (Zip Code)

                   Registrant's telephone number,
                including area code: (904) 355-1781

           FLORIDA ROCK INDUSTRIES, INC. 1997 DIRECTORS'
                        STOCK PURCHASE PLAN
                      (Full title of the plan)

                         Ruggles B. Carlson
               Vice President - Finance and Treasurer
                   Florida Rock Industries, Inc.
                        155 East 21st Street
                    Jacksonville, Florida 32206
                           (904) 355-1781
     (Name, address and telephone number of agent for service)
                         _________________

                             Copies to:
                            Lewis S. Lee
               LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                         50 N. Laura Street
                             Suite 2800
                    Jacksonville, Florida 32202
                         _________________

                  CALCULATION OF REGISTRATION FEE

                                  Proposed      Proposed     Amount of
      Title of     Amount to      Maximum       Maximum     Registration
     Securities        be         Offering     Aggregate        Fee
       to be       Registered    Price Per      Offering
     Registered       (1)        Share (2)     Price (2)

    Common
    Stock,           50,000       $32.5626     $1,628,125     $493.37
    $0.10 par
    value


   1 Plus such indeterminate number of additional shares as may become available for sale pursuant to the anti-dilution provisions of such Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests in the employee benefit plan described herein.
   2 Pursuant to Rule 457(h), since the offering price to directors is not known, pursuant to Rule 457(c) the fee has been calculated on the basis of the price of the common stock on December 23 1996.

   ______________________________________________________________
                                                                _

          The exhibit index is located on page 9 pursuant to the sequential numbering system.


                               PART I

        INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required by Part I to be contained in the
   Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act of 1933") and the Note to Part I of Form S-8.


                              PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3.   Incorporation of Documents by Reference.

        There are hereby incorporated by reference in this Registration Statement the following documents heretofore filed with the Securities and Exchange Commission (the
   "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act of 1934") (Commission
   File Number 1-7159).

        (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, which sets forth the Registrant's audited consolidated financial statements and schedules for such fiscal year.

        (b) Description of the Registrant's Common Stock as set forth in: Articles VII and XIII of the Registrant's Restated Articles of Incorporation, previously filed as an exhibit to Form 10-Q for the quarter ended December 31, 1986; (ii) Article III of the Registrant's Restated Articles of Incorporation, previously filed as an exhibit to Form 10-K for the year ended September 30, 1993; and (iii) Articles XIV and XV of the Registrant's Restated Articles of Incorporation, previously filed as an appendix to the Registrant's proxy statement dated December 15, 1994.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.


   Item 4.   Description of Securities.

             Not applicable.


   Item 5.   Interests of Named Experts and Counsel.

             Not applicable.


   Item 6.   Indemnification of Directors and Officers.

        Under the provisions of Section 607.0850, Florida Statutes, the Registrant is empowered generally to indemnify any officer or director against liability incurred in connection with any proceeding if such officer or director acted in good faith and in a manner such officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The Registrant's Restated Articles of Incorporation provide for indemnification of its officers and directors, in their capacity as such, in accordance with the laws of the State of Florida.

        Article XI of the Registrant's Articles of Incorporation provides as follows:

        A. The corporation shall indemnify and hold harmless each person, his heirs, executors and administrators, who shall serve at any time as a director or officer of the corporation or, at its request, of any other corporation, partnership, joint venture, trust, or other enterprise, from and against any and all claims and liabilities to which such person shall have become subject by reason of his being or having heretofore or hereafter been a director or officer of the corporation, or of any other such corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been heretofore or hereafter taken or omitted by such person as such director or officer, such indemnification to be in accordance with the laws of the State of Florida as now in existence or as hereafter amended.

        B.   The corporation shall have the power to
        purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

        C. The corporation, its directors, officers, employees and agent shall be fully protected in taking any action or making any payment under this
        Article XI or refusing to do so, in reliance upon the advice of counsel.

        D. If any part of this Article XI shall be found in any proceeding to be invalid or ineffective, the remaining provisions shall not be affected.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, may be permitted by the foregoing, or otherwise, the Registrant understands that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

        The Registrant maintains officers' and directors' indemnity insurance covering claims made against an officer or director for reason of actual or asserted wrongful act
   (meaning any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted).


   Item 7.   Exemption from Registration Claimed.

             Not applicable.


   Item 8.   Exhibits.

        Exhibits required to be filed with the Registration Statement are listed in the following Exhibit Index. Certain of such exhibits that have heretofore been filed with the Commission and that are designated by reference to their exhibit number in prior filings are hereby incorporated herein by reference and made a part hereof.


   Item 9.   Undertakings.

        (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i)  To include any prospectus required by
             Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or
             events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii)  To include any material information
             with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

        Provided, however, that paragraphs (a)(1)(i) and
   (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, a copy of the latest annual report to shareholders that is incorporated in the prospectus and finished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provision or arrangement for such indemnification, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 4th day of December, 1996.

                                 FLORIDA ROCK INDUSTRIES, INC.
                                      (Registrant)


                                 By: /s/ John D. Baker, II
                                      John D. Baker, II,
                                      President and Chief
                                      Executive Officer
                                      (Principal Executive
                                      Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of December, 1996.


             Signature                      Title
             _________                      _____

    /s/ Edward L. Baker            Director
         Edward L. Baker

    /s/ John D. Baker, II          Director, President and
         John D. Baker, II         Chief Executive Officer
                                   (Principal Executive
                                   Officer)

    /s/ Thompson S. Baker          Director
         Thompson S. Baker

    /s/ Thompson S. Baker, II      Director
         Thompson S. Baker, II

    /s/ Ruggles B. Carlson         Vice President -
         Ruggles B. Carlson        Finance and Treasurer
                                   (Principal Financial
                                   and Accounting Officer)

    A. R. Carpenter                Director

    /s/ Robert D. Davis            Director
         Robert D. Davis

    /s/ Charles H. Denny, III      Director
         Charles H. Denny, III

    /s/ Albert D. Ernest, Jr.      Director
         Albert D. Ernest, Jr.

    /s/ Luke E. Fichthorn, III     Director
         Luke E. Fichthorn, III

    /s/ Frank M. Hubbard           Director
         Frank M. Hubbard

    /s/ Francis X. Knott           Director
         Francis X. Knott

    /s/ Radford D. Lovett          Director
         Radford D. Lovett

    /s/ W. Thomas Rice             Director
         W. Thomas Rice

    /s/ C. J. Shepherdson          Director
         C. J. Shepherdson



                           EXHIBIT INDEX

                                                     Sequentially
                                                       Numbered
                                                         Pages
                                                         _____

    4.1(a)    Restated Articles of Incorporation
              (incorporated by reference to Exhibit
              3(a) to Registrant's Form 10-Q for the
              quarter ended December 31, 1986).

    4.1(b)    Amendment to Restated Articles of
              Incorporation (incorporated by
              reference to appendix to Registrant's
              Proxy Statement dated December 15,
              1994).

    4.1(c)    Amendment to Restated  Articles of
              Incorporation (incorporated by
              reference to appendix to Registrant's
              Proxy Statement dated December 15,
              1994).

    4.2       Restated Bylaws (incorporated by
              reference to Exhibit 3(ii)(a) to
              Registrant's Form 10-K for the year
              ended September 30, 1993).

    4.3       Amendment to Restated Bylaws
              (incorporated by reference to Exhibit
              3(ii)(b) to Registrant's Form 10-K for
              the year ended September 30, 1994).

    4.4       Florida Rock Industries, Inc. 1997              10
              Directors' Stock Purchase  Plan

    23.1      Consent of Deloitte & Touche, L.L.P.            15


                            EXHIBIT 4.4


                   FLORIDA ROCK INDUSTRIES, INC.
                1997 DIRECTORS' STOCK PURCHASE PLAN



        Florida Rock Industries, Inc. (hereinafter the "Company") hereby adopts this 1997 Directors Stock Purchase Plan
   (hereinafter the "Plan") upon the following terms and conditions:

   1.   PURPOSE

        The purposes of this Plan are to encourage directors who are not employees to increase their individual investment in the Company, to stimulate increased interest on their part in the affairs of the Company, to afford them an opportunity to share in the profits and growth of the Company, to promote systematic savings by them, and to more closely align their interests with the shareholders of the Company. Participation in the Plan is voluntary, and the Company makes no recommendations to directors as to whether they should or should not participate. Each director must decide for himself whether it is in that director's best interest to purchase shares of the Company's Common Stock (hereinafter "Common Stock" or "Stock") under the Plan.

        The Plan does not impose any restrictions on the shares of Common Stock purchased under the Plan; however, sales or purchases by directors may be limited by Section 16(b) of the Securities Exchange Act of 1934.

   2.   ADMINISTRATION

        The Plan shall be administered by a committee appointed by the Company's Board of Directors from time to time. Such Committee shall be known as the Directors' Stock Purchase Plan Committee (hereinafter the "Committee"). The Committee shall consist of not less than three members. The Board of Directors may at any time remove any member of the Committee with or without cause, and may fill any vacancy in the Committee however occurring. The Committee shall select one of its members as its Chairperson and shall hold meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary and shall make such rules and regulations for the conduct of its business and for the carrying out of the Plan as it shall deem appropriate. The interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors, be final and conclusive on all persons having any interest thereunder.

   3.   ELIGIBILITY

        All directors of the Company who are not employees of the Company are eligible to participate in the Plan.

   4.   PARTICIPATION

        A director may enter the Plan on January 1, 1997 and thereafter on any April 1, or October 1 (hereinafter the "Enrollment Date(s)") by filling out, signing and delivering to the Company's Human Resource Department, at least twenty
   (20) days prior to such Enrollment Date, an enrollment Authorization (hereinafter the "Authorization) on a form provided by the Company stating the amount to be deducted regularly from his or her director's fees, authorizing the purchase of the Company's Stock, specifying the exact name in which his or her account is to be established, and providing such other information as may be required.

        Shares purchased under the Plan will be held in an account only in the name of the participant or, if his or her Authorization so specifies, in the name of the participant and another person jointly with the right of survivorship. A director's deductions and purchases under the Authorization he has on file under the Plan will continue as long as the Plan remains in effect unless he or she files a new Authorization or withdraws from the Plan as of an Enrollment Date.

   5.   DEDUCTIONS

        Deductions will be made each director's pay period of each month.

        The deduction may be revised or terminated at any time by the director's written request on a required form submitted to the Company's Human Resource Department; provided, however, that a director may not re-commence deductions until the Enrollment Date next following a period of six months after the date the director terminated his or her deductions, nor may a director make a revision or termination of a deduction Authorization more than once every six months. Commencement can only start on an Enrollment Date and revision or termination of deductions will become effective as soon as practicable after a director's written request is received by the Company.

        Interest will not be paid or accrued on deductions.

   6.   CONTRIBUTION BY COMPANY

        The Company will contribute for each participating director an amount equal to twenty-five percent (25%) of the participant's actual deduction. In addition, the Company will pay the brokerage commissions on purchases of the Company's Common Stock made from amounts deducted from the participants' and Company contributions under this Plan.

        However, commissions, transfer fees and any other costs in connection with the reinvestment of dividends, the sale, purchase, transfer or any other securities transaction other than the initial purchase of the Company's Common Stock will be paid by the participant.

        Commissions under the Plan will be computed in accordance with the Broker's rates in effect at the time of purchase.

        The Company will also pay the Broker's administrative charges, if any, for maintaining participants' accounts.

   7.   BROKER FOR THE PLAN

        The Company has designated Smith Barney, Inc. (hereinafter the "Broker"), with its principal offices located at 388 Greenwich Street, 18th Floor, New York, New York, 10013, Attn: EMSIP, as Broker to open and maintain an account in the name of each participant and to make purchases of shares of the Company's Common Stock on the American Stock Exchange for the accounts of the participants and perform certain administrative, custodial, brokerage and other services in connection with the Plan.

        Upon ninety (90) days prior written notice, the Company shall have the right to terminate the Broker's services as Broker under the Plan. Upon ninety (90) days prior written notice, the Broker shall have the right to terminate its services as Broker under the Plan.

        The Committee may select a successor Broker and make such arrangements with the Broker, or any successor Broker selected by the Committee, as it deems appropriate in furtherance of the Plan.

   8.   PURCHASE OF COMPANY SHARES

        Promptly after the end of each month in which fee deductions were made, the Company will forward its check in the total dollar amount of director fee deductions and the Company contribution, along with a listing of each participant and amount, to the Broker. The Broker will purchase shares of the Company's Common Stock on the American Stock Exchange (or such other exchange on which the shares may be listed or in such other markets as the Stock may be traded from time to time) each month, crediting the directors' accounts with the number of shares and fractional shares purchasable within the combined remittance of the director and the Company. The average cost of shares purchased during the month under the Plan and other Company stock purchase plans administered by the Broker, will be used to determine the number of shares allocable to each director. Certificates representing shares so purchased shall be issued in the name of the Broker or its nominee and will remain so registered until delivery is requested by the participant.

        The participant's account will be credited with cash dividends paid in respect of the full shares and any fractional interest in shares held in the account. Cash dividends will be reinvested in Common Stock following receipt thereof by the Broker unless the participant has previously instructed the Broker to the contrary. Regular brokerage commissions payable on purchases made with reinvested dividends will be payable by the participant and deducted from the amount of dividend at the time such reinvestment is made.

        Stock dividends or stock splits in respect of shares held in the participant's account will be credited to the account without charge.

        Distributions to holders of Common Stock in the form of other securities and rights to subscribe for additional shares will be sold and the proceeds will be handled in the same manner as a cash dividend.

   9.   OWNERSHIP OF COMPANY SHARES

        At the time of purchase of the Company's Common Stock by the Broker, each participant for whose account funds were received will acquire full ownership immediately of all shares and of any fractional interest in shares purchased for such participant's account.

   10.  TRANSFER OF SHARES TO PARTICIPANTS

        Upon the participant's written request, whole shares shall be issued to him or her without affecting continued participation in the Plan. The participant will pay any Broker's charges for delivery of certificate(s).

   11.  WITHDRAWAL

        A participant may withdraw from the Plan in whole, but not in part, at any time by filling a withdrawal notice on a form provided by the Company at least twenty (20) days prior to the month for which the withdrawal is to be effective. A participant that has withdrawn from the Plan may not reenter the Plan until six months after such withdrawal election and after reentry must wait six months from the date of such reentry before electing to withdraw again from the Plan. In addition, a participant shall be deemed to have withdrawn upon
   the occurrence of any of the following:   (i) termination for
   any reason of the participant as a director of the Company;
   (ii) death of the participant; (iii) termination of the Plan by the Company; or (iv) a violation of the assignment and transfer provisions of Section 12 hereof. Upon withdrawal, a participant may continue his or her account with the Broker with the Broker's consent or, at the participant's election, all full shares in the account of the participant will be transferred to the participant and a certificate evidencing such shares will be issued to him; fractional shares will be sold and the proceeds paid in cash.

   12.  RIGHTS NOT TRANSFERRABLE

        A participant's privilege to purchase Common Stock under the Plan can be exercised only by the participant acting on his or her own behalf. Stock cannot be purchased by participant for someone else. Participants in the Plan may not sell, transfer, pledge or assign to any other person any interest or right under the Plan or in any funds credited to his account. Should any such assignment or transfer be attempted by participant, it shall constitute and be treated as a withdrawal from the Plan.

   13.  AMENDMENT OR TERMINATION OF PLAN

        The Board of Directors of the Company may amend or terminate the Plan at any time; provided, however, that the Plan may not be amended more than once every six months; further provided, however, that no amendment or modification shall operate to divest the participant of any shares purchased for his or her account or of any deductions remitted by the employee participant.

   14.  INDEMNIFICATION

        To the extent permitted by law, the Company will indemnify each member of the Board, each officer of the Company, each Committee member, and other employees of the Company involved in the administration of the Plan against all costs, expenses and liabilities, including attorney's fees, incurred in connection with any action, suit or proceeding instituted against them alleging any act of omission or commission performed by them in discharging their duties with respect to the Plan, provided that in so acting he was acting in good faith while performing such duties. This indemnification is applicable only to the costs, expenses and liabilities that are not covered under insurance as may be now or hereafter provided by the Company.

   15.  REPORTS TO PARTICIPANTS

        A participant will receive a confirmation from the Broker each time a share or fractional share interest is bought or sold. Each quarter the Broker will furnish each participant with a statement showing all activity in his or her individual account for the quarter.

        The Broker will deliver to each participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other material distributed by the Company to its stockholders. The full shares of Stock in each participant's account will be voted in accordance with the participant's signed proxy instructions duly delivered to the Broker. There will be no charge to the participant for the Broker's retention of Stock certificates, or in connection with notices, proxies or other such material.

   16.  GENERAL PROVISIONS

        The Board of Directors hopes the participants will retain Stock purchased under the Plan for investment. Subject to
   Section 11 and applicable laws and regulations, a participant may, however, withdraw and sell Stock purchased under the Plan at any time. The participant assumes the risk of any market fluctuations in the price of such Stock.

   17.  REGULATORY AUTHORITIES

        The Plan will not become effective until the shares under the Plan are registered with the Securities and Exchange
   Commission, and any other required registrations and regulatory approvals are obtained.

                            EXHIBIT 23.1

                         AUDITOR'S CONSENT



   We consent to the incorporation by reference in this Registration Statement of Florida Rock Industries, Inc. on
   Form S-8 of our reports dated December 3, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-
   K of Florida Rock Industries, Inc. for the year ended
   September 30, 1996.

   DELOITTE & TOUCHE L.L.P.


   /s/ Deloitte & Touche L.L.P.

   Jacksonville, Florida
   December 26, 1996